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                                                                EXHIBIT 4(q)

                        WARRANT REPURCHASE AGREEMENT

         This Warrant Repurchase Agreement is made and entered into this 1st day of February, 1995, by and between First Union National Bank of Tennessee, a national banking association ("Seller"), and Corrections Corporation of America, a Delaware corporation headquartered in Nashville, Tennessee ("Buyer").

         FOR AND IN CONSIDERATION of the mutual covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

         1. Recitals. Seller desires to sell to Buyer, and Buyer is willing to purchase from Seller, warrants to purchase 60,000 shares of Common Stock of Buyer owned by Seller (the "Warrants"), all in accordance with the terms of this Agreement.

         2. Redemption of The Warrants. Seller hereby agrees to sell and assign, and Buyer hereby agrees to purchase all of the Warrants at the closing on the terms and conditions set forth herein.

         3. Payment of Purchase Price. The purchase price (the "Purchase Price") for the Warrants shall be the product of 60,000 times the difference between (i) the closing bid price of Buyer's Common Stock as reported on the New York Stock Exchange on January 5, 1995 ($18.00), and (ii) $7.50, which represents the current exercise price for the Shares of Common Stock underlying the Warrants. At the Closing, Buyer shall deliver to Seller by wire transfer or cash an amount equal to the Purchase Price. At the Closing, Seller shall deliver to Buyer the certificate(s) evidencing the Warrants.

         4. Warranties and Representations of Seller. Seller represents and warrants that it is the lawful owner of, and has good and marketable title to, the Warrants; the Warrants are subject to no liens or encumbrances whatsoever; and Seller has full power and authority to enter into this Agreement and to convey the valid title of the Warrants to Buyer free and clear of all liens, pledges and encumbrances whatsoever. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation of any term of any material agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, or of any law or governmental order, rule or regulation which is applicable to the Seller. No consents or approvals of any persons or entities, governmental or otherwise, are required which have not been, or will not have been prior to the closing, obtained in respect of the execution and delivery by the Seller of this Agreement and the carrying out of the transactions contemplated hereby on the part of the Seller.

         5. Indemnification by Seller. Seller agrees to defend, indemnify and hold harmless Buyer from, against in respect of any and all loss or damage to Buyer in whole or in part resulting from:



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                 (a)  Any breach of any of the warranties by Seller contained herein, or any misstatement or omission of fact, or failure to state the facts necessary to make those statements made not misleading, in or under this Agreement; and

                 (b) Any liability or obligation arising out of any actions, suits, proceedings, claims, demands, judgments, costs and expenses (including court costs and reasonable legal and accounting fees) incident to any of the foregoing.

         6. Closing. The Closing of the purchase and sale of the Warrants (the "Closing") shall take place on February 1, 1995 or on such other date as agreed to by the parties hereto.

         7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, applicable to contracts made and to be performed therein.

         8. Survival. All provisions of this Agreement shall survive the Closing.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.



                                    BUYER:

                                    CORRECTIONS CORPORATION OF AMERICA


                                    /s/ Darrell K. Massengale
                                    -------------------------------------
                                    Darrell K. Massengale, Vice President,
                                    Finance and Chief Financial Officer



                                    SELLER:

                                    FIRST UNION NATIONAL BANK OF TENNESSEE


                                    /s/ David M. Resha
                                    -------------------------------------
                                    David M. Resha, Senior Vice President




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